Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Grand Opening of Huntington Beach Branch

Costa Mesa, Calif., July 11, 2006 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), announces the re-opening of its branch in the City of Huntington Beach after spending four months in a temporary modular site.  The ribbon cutting ceremony will take place at 5:00 p.m. on July 13, 2006 at the Huntington Beach branch, located at 19011 Magnolia Street, Huntington Beach, CA 92646.

Steven R. Gardner, President and Chief Executive Officer of the Company and Bank, stated, “The design of the new branch will enable the Bank to better serve the Huntington Beach community. Businesses, business owners and consumers in Huntington Beach will continue to benefit from the highly personalized service and local decision making that our bankers provide to every customer.”

The City of Huntington Beach, known as “Surf City USA”, is home to a population of a 194,228 with the highest personal income among the 100 largest cities in the US at $89,979.  Over 12,800 businesses, that employ 60,000 people, are located in the City of Huntington Beach, making it one of the leading commercial and industrial centers in Southern California.

Key sponsors of the event include Gold’s Gym of Huntington Beach, Huntington Beach Mitsubishi, Star Realty, AVEDA Salon in Bella Terra, Dr. Debra Bolla DDS and HB Magazine have contributed promotional items for the celebration. Attending the event will be several city officials, the Bank’s executives and its board members.  Several notable attendees are confirmed including Congressional Medal of Honor recipient Tibor Rubin.

The Company owns all of the capital stock of the Bank, a federal savings bank. We currently provide business and consumer banking products to our customers through our five full-service depository branches and an SBA loan production office in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, San Bernardino, Seal Beach, and Pasadena. The Bank is scheduled to open its sixth branch in Newport Beach, California in the third quarter of 2006.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

     Pacific Premier Bancorp, Inc.

     Steven R. Gardner
     President/CEO
     714.431.4000

     John Shindler
     Executive Vice President/CFO
     714.431.4000